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Exhibit 21

LIST OF SUBSIDIARIES

Stamps.com Inc.’s subsidiaries other than certain subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" (as defined in Rule 1-02(w) of Regulation S-X) as of December 31, 2020, are as set forth below.

Stamps.com Inc.'s direct wholly owned subsidiaries include:

    Auctane LLC, a Texas limited liability company, d/b/a ShipStation;
    Interapptive Inc., a Missouri corporation, d/b/a ShipWorks;
    MetaPack Holdings USA, Inc., a Georgia corporation;
    Pacific Shelf 1855 Limited, a limited company organized under the laws of England and Wales;
    PhotoStamps Inc., a California corporation;
    PSI Systems, Inc., a California corporation d/b/a Endicia;
ShipEngine Inc., a Delaware corporation; and
    ShippingEasy Group, Inc., a Delaware corporation.

In addition:

MetaPack Limited, a limited company organized under the laws of England and Wales, is wholly owned by Pacific Shelf 1855 Limited and is an indirect wholly owned subsidiary of Stamps.com Inc.;

MetaPack Germany GmbH and MetaPack Poland Sp. z o.o. are organized under the laws of Germany and Poland, respectively, are wholly owned by MetaPack Limited and are indirect wholly owned subsidiaries of Stamps.com Inc.;

Abol Software, Inc., a Georgia corporation, is wholly owned by MetaPack Holdings USA, Inc. and is an indirect wholly owned subsidiary of Stamps.com Inc.;

ShippingEasy, Inc., a Delaware corporation, is wholly owned by ShippingEasy Group, Inc. and is an indirect wholly owned subsidiary of Stamps.com Inc.; and

ShipStation Limited, a limited company organized under the laws of England and Wales, is wholly owned by Auctane LLC and is an indirect wholly owned subsidiary of Stamps.com Inc.

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